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                                   EXHIBIT 99

                      PRESS RELEASE DATED OCTOBER 10, 2008

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PRESS RELEASE                                        Source: MBT Financial Corp.

MONROE BANK & TRUST ANNOUNCES ACQUISITION OF ALL MAIN STREET BANK DEPOSITS IN NORTHVILLE

Friday October 10, 6:24 pm ET

MONROE, Mich., Oct. 10, 2008 (GLOBE NEWSWIRE) -- On October 10, 2008 at 6:00 p.m., Monroe Bank & Trust (NasdaqGS:MBTF - News) (MBT) headquartered in Monroe, Michigan, assumed all deposits of Main Street Bank located in Northville and Plymouth. The two offices of Main Street Bank will reopen for business as usual Saturday morning, with the same friendly, familiar faces in place to serve customers.

Monroe Bank & Trust President and CEO stated, "We are excited to be a part of these vibrant communities, and we look forward to getting to know our new friends and customers. From our inception, MBT represents what's best in community banking, with a caring and responsible approach to serving our customers," Chaffin stated.

Chaffin added, "We are happy to announce that we purchased all deposits, with no loss to any depositor. As a new customer of Monroe Bank & Trust, you can be assured that your money is safe, sound and secure. We are celebrating our 150th year of banking service in Southeast Michigan, and have a powerful record of financial stability and growth. The acquisition of Main Street Bank will add 2 branch offices to our existing franchise of 25 branches throughout Monroe and Wayne Counties."

Monroe Bank & Trust is committed to providing new and existing customers with an exceptional array of banking products and services, including MBT Performance Checking, our ultra high interest checking product. Additional MBT services include business and personal loans, wealth management and investment services departments, free personal & business checking accounts, mobile and online banking, and much more.

Customers will see no immediate difference in their banking services, but will have the option to select the most appropriate MBT product or service as the two companies fully integrate.

For further information and for frequently asked questions, customers may log onto the MBT website at http://www.mbandt.com, call their usual branch, or telephone MBT's Customer Service Center at 800-321-0032 - where real people will answer the phone.

Sandler O'Neill + Partners served as the financial advisor to MBT Financial Corp. for this transaction.

MBT is one of the largest full service community banks in Southeast Michigan, with $1.5 billion in assets, offering personal and business products and services, and complete credit options. MBT's Wealth Management Group is one of the areas largest trust departments with over $800 Million in assets under management.

Contact:

     Monroe Bank & Trust
     H. Douglas Chaffin, President and CEO
        734-384-8123
        Cell: 734-735-0848

     Donald M. Lieto, Executive Vice President, Sr.
        Administration Manager
        734-272-2892
        Cell: 734-735-2957

     James E. Morr, Executive Vice President, General Counsel
        734-242-2077
        Cell: 734-735-2964